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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-170954

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)

2.95% Series First Mortgage Bonds Due 2022	$100,000,000	$11,460

(1)
The securities registered herein are offered pursuant to an automatic shelf registration statement.

(2)
This filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED DECEMBER 3, 2010

$100,000,000 First Mortgage Bonds

2.95% Series Due 2022

        The 2.95% Series First Mortgage Bonds due 2022 (the "bonds") will bear interest at 2.95% per year and will mature on February 1, 2022. We will pay interest on the bonds on February 1 and August 1 of each year, beginning on August 1, 2012. On January 6, 2012, we issued $350,000,000 aggregate principal amount of 2.95% Series First Mortgage Bonds due 2022 (the "prior bonds"). The bonds offered hereby are part of the same series as the prior bonds. Upon the issuance of the bonds offered hereby, the aggregate principal amount of outstanding 2.95% Series First Mortgage Bonds due 2022 will be $450,000,000.

        We may redeem some or all of the bonds at any time at the redemption prices discussed under the caption "Description of the Bonds—Optional Redemption."

        The Underwriter proposes to offer the bonds from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. The Underwriter has agreed to purchase the bonds from us at 100.081% of their principal amount ($100,081,000 before deducting estimated expenses from the sale of the bonds) plus accrued interest from January 6, 2012, subject to the terms and conditions in the underwriting agreement between the Underwriter and us. Any investor that purchases bonds from the Underwriter will be required to pay accrued interest on the bonds from January 6, 2012.

        We will not apply for listing of the bonds on any securities exchange or include them in any automated dealer quotation system. Currently, there is no public market for the bonds.

        Investing in the bonds involves risks. See "Risk Factors" on page S-7 for information on certain matters you should consider before purchasing the bonds.

        The underwriter expects to deliver the bonds to purchasers through The Depository Trust Company on or about March 6, 2012.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

J.P. Morgan

The date of this prospectus supplement is February 28, 2012.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the bonds we are offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the bonds we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. You should read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference and the additional information described in the accompanying prospectus under the heading "Where You Can Find More Information." If the description of the bonds in the prospectus supplement differs from the description in the accompanying prospectus, the description in the prospectus supplement supersedes the description in the accompanying prospectus.

        Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. The information we have included in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the accompanying prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

        You should rely only on the information contained in or incorporated by reference in the prospectus. We have not, and the underwriter has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This document may only be used where it is legal to sell the bonds. The information in this prospectus and the documents incorporated by reference herein may only be accurate as of the dates of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUPPLEMENT SUMMARY

        In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires, the words "Company," "we," "our," "us" and "PacifiCorp" refer to PacifiCorp, an Oregon corporation, and its subsidiaries. References to the "Mortgage" are to the Mortgage and Deed of Trust, dated as of January 9, 1989, as amended and supplemented, with The Bank of New York Mellon Trust Company, N.A. as successor trustee.

        The following summary contains basic information about PacifiCorp and this offering. It may not contain all of the information that is important to you. The "Description of the Bonds" section of this prospectus supplement contains more detailed information regarding the terms and conditions of the bonds. The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this prospectus supplement and by the documents incorporated by reference into this prospectus supplement.

 ABOUT PACIFICORP

        We are a regulated electricity company serving 1.7 million retail customers, including residential, commercial, industrial and other customers in portions of the states of Utah, Oregon, Wyoming, Washington, Idaho and California. We own, or have interests in, 75 thermal, hydroelectric, wind-powered and geothermal generating facilities with a net owned capacity of 10,597 megawatts. We also own, or have interests in, electric transmission and distribution assets, and transmit electricity through approximately 16,200 miles of transmission lines. We also buy and sell electricity on the wholesale market with other utilities, energy marketing companies, financial institutions and other market participants as a result of excess electricity generation or other system balancing activities. We are subject to comprehensive state and federal regulation. Our subsidiaries support our electric utility operations by providing coal mining and environmental remediation services.

        We are an indirect subsidiary of MidAmerican Energy Holdings Company ("MEHC"), a holding company based in Des Moines, Iowa that owns subsidiaries principally engaged in energy businesses. MEHC is a consolidated subsidiary of Berkshire Hathaway Inc. ("Berkshire"), which owned 89.8% of MEHC's voting common stock as of December 31, 2011.

        Our principal executive offices are located at 825 N.E. Multnomah, Portland, Oregon 97232 and our telephone number is (503) 813-5608. We were initially incorporated in 1910 under the laws of the state of Maine under the name Pacific Power & Light Company. In 1984, Pacific Power & Light Company changed its name to PacifiCorp. In 1989, we merged with Utah Power and Light Company, a Utah corporation, in a transaction wherein both corporations merged into a newly formed Oregon corporation. The resulting Oregon corporation was re-named PacifiCorp, which is the operating entity today.

        For additional information concerning our business and affairs, including our capital requirements, external financing arrangements and pending legal and regulatory proceedings, including descriptions of those laws and regulations to which we are subject, prospective purchasers should refer to the documents in the section entitled "Where You Can Find More Information" in the accompanying prospectus.

THE OFFERING

Issuer	PacifiCorp.
Bonds Offered	$100,000,000 aggregate principal amount of 2.95% First Mortgage Bonds due 2022 (the "bonds").
The bonds are part of the thirty-ninth series of bonds issued under the twenty-fifth supplement to the Mortgage.
Maturity Date	February 1, 2022.
Interest Payment Dates	February 1 and August 1, beginning on August 1, 2012.
Optional Redemption	At any time prior to November 1, 2021, we may redeem the bonds, at our option, in whole or in part, at any time, at a redemption price equal to the greater of:
(1) 100% of the principal amount of the bonds to be redeemed; or
(2)
the sum of the present values of the remaining scheduled payments of principal and interest on the bonds to be redeemed (not including any portion of such payments of interest accrued as of the redemption date) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 15 basis points, plus, for (1) or (2) above, whichever is applicable, accrued and unpaid interest, if any, on such bonds to the date of redemption. See "Description of the Bonds—Optional Redemption."

At any time on or after November 1, 2021 (which is the date that is three months prior to the maturity of the bonds), we may redeem the bonds, in whole or in part, at a redemption price equal to 100% of the principal amount of the bonds to be redeemed, plus accrued and unpaid interest thereon, if any, to the date of redemption.
Sinking Fund	The bonds will not be subject to a mandatory sinking fund.
Ranking
The bonds will be secured by a first mortgage lien on certain utility property owned by us. The bonds will be equally and ratably secured with all other bonds issued under the Mortgage. The lien of the Mortgage is subject to certain exceptions. See "Description of the Bonds—Ranking and Security."

Covenants	The Mortgage contains a number of covenants by us for the benefit of the holders of the bonds, including provisions requiring us to maintain the mortgaged property as an operating system or systems capable of engaging in all or any of the generating, transmission, distribution or other utility businesses described in the Mortgage. See "Description of Additional Bonds—Certain Covenants" in the accompanying prospectus.
Denominations	The bonds are available for purchase in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.
Use of Proceeds
We intend to use the net proceeds from the sale of the bonds for the redemption of certain tax-exempt bonds, repayment of short-term debt and general corporate purposes. We intend to redeem $84 million of tax-exempt bonds that mature from 2021 to 2030 and have a weighted-average interest rate of 5.72%. See "Use of Proceeds" in this prospectus supplement.
Trustee	The Bank of New York Mellon Trust Company, N.A. will be the trustee for the holders of the bonds. See "Description of Additional Bonds—The Mortgage Trustee" in the accompanying prospectus.

RISK FACTORS

        Investing in the bonds involves risk. Before purchasing the bonds, you should carefully consider the risk factors included in the accompanying prospectus, our Annual Report on Form 10-K for the year ended December 31, 2011 (the "Form 10-K"), incorporated by reference herein. You should also read and consider the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein in order to evaluate an investment in the bonds. See "Where You Can Find More Information" in the accompanying prospectus. Additional risks and uncertainties that are not presently known or that are currently deemed immaterial may also materially harm our business, operating results and financial condition and could result in a loss on your investment.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

        We have derived the summary consolidated financial information presented below from our audited historical Consolidated Financial Statements as of and for the years ended December 31, 2011, 2010 and 2009. This summary consolidated financial information should be read together with, and is qualified in its entirety by reference to, our consolidated financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Form 10-K.

	Years Ended December 31,
	2011	2010	2009
	(in millions)
Consolidated Statements of Operations Information:
Operating revenue	$4,586	$4,432	$4,457
Operating income	1,084	1,036	1,060
Net income attributable to PacifiCorp	555	566	542
Other Consolidated Financial Information:
Net cash from operating activities	$1,636	$1,410	$1,500
Net cash from investing activities	(1,529)	(1,613)	(2,308)
Net cash from financing activities	(91)	117	866

	As of December 31,
	2011	2010	2009
	(in millions)
Consolidated Balance Sheet Information:
Total assets	$21,106	$20,146	$18,966
Total long-term debt(1)	6,194	5,813	6,400
Total PacifiCorp shareholders' equity	7,312	7,311	6,648

(1)
Includes capital lease obligations, but excludes current maturities and short-term debt.

USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the bonds for the redemption of certain tax-exempt bonds, repayment of short-term debt and general corporate purposes. We intend to redeem $84 million of tax-exempt bonds that mature from 2021 to 2030 and have a weighted-average interest rate of 5.72%. See "Capitalization" below.

 CAPITALIZATION

        The table below shows our capitalization on a consolidated basis as of December 31, 2011. The "As Adjusted" column reflects our capitalization as of that date after giving effect to: (i) the issuance of $650 million of our first mortgage bonds on January 6, 2012 and a corresponding reduction of short-term debt; and (ii) this offering of bonds and the use of the net proceeds from this offering to redeem $84 million of tax-exempt bonds and to reduce short-term debt. You should read this table along with the Consolidated Financial Statements contained in the Form 10-K (in millions).

	As of December 31, 2011
	Actual		As Adjusted
	Amounts	%	Amounts	%
Short-term debt	$688	4.8	$22	0.1%
Long-term debt, currently maturing(1)	19	0.1	19	0.1
Long-term debt, net of current maturities(1)	6,194	43.6	6,860	48.3

Total short- and long-term debt	6,901	48.5	6,901	48.5
Preferred stock	41	0.3	41	0.3
Total common equity	7,271	51.2	7,271	51.2

Total capitalization	$14,213	100.0	$14,213	100.0%

(1)
Includes capital lease obligations.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

Years Ended December 31,
2011	2010	2009	2008	2007
2.9x	3.0x	2.9x	3.0x	3.0x

DESCRIPTION OF THE BONDS

        The bonds will be issued pursuant to the twenty-fifth supplemental indenture to the Mortgage, dated as of January 1, 2012 (the "Supplemental Indenture"). The terms of the bonds include those stated in the Mortgage, the Supplemental Indenture and those made part of the Mortgage by reference to the Trust Indenture Act of 1939, as amended.

        Set forth below is a description of the specific terms of the bonds. The following description is not complete in every detail and is subject to, and is qualified in its entirety by reference to, the Mortgage and the Supplemental Indenture. Capitalized terms used in this "Description of the Bonds" section that are not defined in this prospectus supplement have the meanings given to them in the Mortgage or the Supplemental Indenture.

General

        The bonds constitute a further issuance of, are consolidated and form a single series with, have identical terms (other than the date of issuance) and have the same CUSIP number as our $350,000,000 aggregate principal amount of outstanding 2.95% Series First Mortgage Bonds due 2022 issued on January 6, 2012 (the "prior bonds"). The bonds offered hereby will be issued in the aggregate principal amount of $100,000,000. Upon completion of this offering, the aggregate principal amount of outstanding 2.95% Series First Mortgage Bonds due 2022 will be $450,000,000. The entire principal amount of the bonds will mature and become due and payable, together with any accrued and unpaid interest thereon, on February 1, 2022. The bonds are not subject to any sinking fund provision. The bonds are available for purchase in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Interest

        Each bond will bear interest at the rate of 2.95% per annum from January 6, 2012. Interest on the bonds will be payable semi-annually in arrears on February 1 and August 1 of each year (each, an "Interest Payment Date"). The initial Interest Payment Date is August 1, 2012. The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which interest is payable on the bonds is not a business day, then payment of the interest payable on that date will be made on the next succeeding day which is a business day (and without any additional interest or other payment in respect of any delay), with the same force and effect as if made on such date.

        So long as the bonds remain in book-entry only form, the record date for each Interest Payment Date will be the close of business on the business day before the applicable Interest Payment Date. If the bonds are not all in book-entry form, the record date for each Interest Payment Date will be the close of business on the 15th calendar day of the month immediately preceding the month in which the applicable Interest Payment Date occurs (whether or not a business day).

Ranking and Security

        The bonds will be issued under the Mortgage and secured by a first mortgage lien on certain utility property owned from time to time by the Company. The lien of the Mortgage is subject to Excepted Encumbrances, including tax and construction liens, purchase money liens and certain other exceptions. The bonds will be equally and ratably secured with all other bonds issued under the Mortgage.

Further Issuances

        We may, from time to time, without notice to or the consent of the holders of the bonds, create and issue further bonds equal in rank and having the same maturity, payment terms, redemption features, CUSIP numbers and other terms as the bonds offered by this prospectus supplement, except for the issue price, payment of interest accruing prior to the issue date of the further bonds and, under some circumstances, for the first payment of interest following the issue date of the further bonds. These further bonds may be consolidated and form a single series with the prior bonds and the bonds offered by this prospectus supplement.

Optional Redemption

        At any time prior to November 1, 2021, we may redeem the bonds, at our option, in whole or in part, at any time, at a redemption price equal to the greater of:

  •
  100% of the principal amount of bonds then outstanding to be redeemed; or

  •
  the sum of the present values of the remaining scheduled payments of principal and interest on the bonds to be redeemed (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 15 basis points, as calculated by an Independent Investment Banker;

plus, in either of the above cases, whichever is applicable, accrued and unpaid interest, if any, on such bonds to the date of redemption.

        At any time on or after November 1, 2021 (which is the date that is three months prior to the maturity of the bonds), we may redeem the bonds, at our option, in whole or in part, at any time, at a redemption price equal to 100% of the principal amount of the bonds to be redeemed, plus accrued and unpaid interest thereon to the date of redemption.

        We will mail a notice of redemption at least 30 days before the redemption date to each holder of bonds to be redeemed. If we elect to partially redeem the bonds, the Trustee will select in a fair and appropriate manner the bonds to be redeemed.

        Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the bonds or portions thereof called for redemption.

        "Adjusted Treasury Rate" means, with respect to any redemption date:

  •
  the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

  •
  if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        The Adjusted Treasury Rate will be calculated on the third business day preceding the redemption date.

        "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the bonds to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such bonds ("Remaining Life").

        "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

        "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us, or if that firm is unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by us.

        "Reference Treasury Dealer" means:

  •
  each of J.P. Morgan Securities LLC, RBS Securities Inc., a Primary Treasury Dealer (as defined herein) selected by Mitsubishi UFJ Securities (USA), Inc. and a Primary Treasury Dealer selected by Wells Fargo Securities, LLC, and their respective successors; provided that, if one of these parties ceases to be a primary U.S. Government securities dealer in New York City ("Primary Treasury Dealer"), we will substitute another Primary Treasury Dealer; and

  •
  any other Primary Treasury Dealers selected by us.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion is a summary of the material U.S. federal income tax considerations that may be relevant to the ownership and disposition of the bonds issued pursuant to this offering, and does not purport to be a complete analysis of all potential tax effects.

        This discussion is limited to persons purchasing the bonds for cash pursuant to this prospectus supplement and who hold the bonds as capital assets for tax purposes. This discussion assumes that at least a substantial amount of the bonds sold pursuant to this offering will be sold to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at the time of the issuance of the bonds (or immediately thereafter). This discussion does not address all the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances or to investors subject to special rules, such as financial institutions, banks, U.S. expatriates, controlled foreign corporations, passive foreign investment companies, insurance companies, dealers in securities or currencies, traders in securities, persons whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the bonds as part of a "straddle," "hedge," "conversion transaction" or other integrated transaction. This discussion does not address any U.S. gift or estate tax considerations or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction.

        If a partnership (including any entity or arrangement classified as a partnership for U.S. federal income tax purposes) is an owner of the bonds, the treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the bonds, you should consult your tax advisor regarding the U.S. federal income tax consequences relating to the ownership and disposition of the bonds.

        The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury regulations issued thereunder ("Treasury Regulations"), court decisions and administrative interpretations, all as in effect as of the date of this prospectus supplement and all of which are subject to change at any time, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

        We have not sought and will not seek any rulings from the Internal Revenue Service ("IRS") with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the bonds or that any such position taken by the IRS would not be sustained by a court.

        You are urged to consult your own tax advisor regarding the U.S. federal, state, local, foreign or other tax consequences of the ownership and disposition of the bonds.

Qualified Reopening

        For U.S. federal income tax purposes, we intend to treat the bonds as being issued in a "qualified reopening" of the prior bonds. As such, the bonds will be deemed to be part of the same issue as the prior bonds and will have the same issue date, issue price and adjusted issue price as the prior bonds. In addition, because the prior bonds were not issued with original issue discount for U.S. federal income tax purposes, the bonds also do not have original issue discount. The remainder of this discussion assumes the correctness of the treatment described in this paragraph.

U.S. Holders

        This section applies to you if you are a "U.S. Holder." A "U.S. Holder" means a beneficial owner of the bonds that is a U.S. citizen or U.S. resident alien, a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, an estate whose income is subject to U.S.

federal income tax regardless of its source or a trust that either is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all of its substantial decisions or has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Interest

        You generally must include the stated interest on a bond as ordinary income at the time such interest is received or accrued, in accordance with your method of accounting for U.S. federal income tax purposes.

        A portion of the price paid for the bonds will be attributable to stated interest that "accrued" prior to the date the bonds are purchased (the "pre-issuance accrued stated interest"). On the first interest payment date, a corresponding portion of the stated interest received will be treated as a return of the pre-issuance accrued stated interest and not as a payment of stated interest on the bonds and will not be taxable when received, but will reduce your adjusted tax basis in the bonds. You are urged to consult your own tax advisor regarding the tax treatment of the pre-issuance accrued stated interest.

        If we call the bonds for redemption (see "Description of the Bonds—Optional Redemption"), we may be obligated to make "make-whole" payments on the bonds in excess of stated interest and principal. We believe, and the following discussion assumes, that the likelihood that we will be obligated to make these additional payments is remote. Remote contingencies are not taken into account unless and until they occur. Our determination that this contingency is remote is binding on you unless you disclose a contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS. Assuming our determination is upheld, if we are required to make these additional payments, you likely would recognize additional interest income in accordance with your method of accounting for U.S. federal income tax purposes.

        Certain U.S. Holders who are individuals, estates or trusts will be subject to a 3.8% tax on, among other things, interest for taxable years beginning after December 31, 2012. You should consult your tax advisor regarding the effect, if any, of this tax on your ownership of our bonds.

Market Discount

        To the extent your purchase price for a bond (excluding any amounts attributable to pre-issuance accrued stated interest) is less than the bond's stated principal amount, the excess of the stated principal amount over the purchase price will be treated as market discount. However, the market discount will be considered to be zero if it is less than 1/4 of 1 percent of the principal amount of the bond multiplied by the number of complete years to maturity from the date the bond is purchased.

        If a bond is purchased with market discount, you generally will be required to include any gain realized on the sale, exchange, retirement, redemption or other disposition of the bond as ordinary income (generally treated as interest income) to the extent of the market discount which accrued but was not previously included in your gross income. In addition, you may be required to defer, until the maturity of the bond or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the bond. In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the bond to the maturity date of the bond, unless you make an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. However, you may elect to include market discount in income currently as it accrues (under either a ratable or constant yield method), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the bond and the deferral of interest deductions will not apply. Your election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. You are urged to consult your own tax advisor regarding the rules relating to market discount and their application to your particular circumstances.

Bond Premium

        To the extent your purchase price for a bond (excluding any amounts attributable to pre-issuance accrued stated interest) is greater than the bond's stated principal amount, the bond will have amortizable bond premium. You generally may elect to amortize bond premium using the constant yield method over the remaining term of the bond and may offset stated interest income otherwise required to be included in respect of the bond during any taxable year by the amortized amount of bond premium for the taxable year. The election to amortize bond premium on a constant yield method, once made, will also apply to all other debt obligations with bond premium that you hold at the beginning of or acquire in or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If you do not elect to amortize the bond premium, the bond premium will decrease the gain or increase the loss such holder would otherwise recognize on the disposition of the bond. You are urged to consult your own tax advisor regarding the rules relating to amortizable bond premium and their application to your particular circumstances.

Sale or Other Taxable Disposition of the Bonds

        You generally will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a bond equal to the difference between (i) the amount of cash and the fair market value of any property received upon the disposition (less any amount attributable to accrued but unpaid interest, which will be taxable as ordinary interest income unless previously taken into income) and (ii) your adjusted tax basis in the bond. Your adjusted tax basis in a bond generally will be your purchase price of the bond on the date of purchase, increased by the amount of market discount previously included in income, if any, and reduced by the amount of amortized bond premium, if any, and the pre-issuance accrued stated interest you previously received. Gain or loss recognized generally will be a capital gain or loss, and will be long-term capital gain or loss if you held the bond for more than one year. Long-term capital gains of some non-corporate taxpayers (including individuals) are taxed at preferential capital gains tax rates. Your ability to deduct capital losses may be limited.

        Certain U.S. Holders who are individuals, estates or trusts will be subject to a 3.8% tax on, among other things, capital gains from the sale or other disposition of the bonds for taxable years beginning after December 31, 2012. You should consult your tax advisors regarding the effect, if any, of this tax on your disposition of the bonds.

Non-U.S. Holders

        This section applies to you if you are a "Non-U.S. Holder." A Non-U.S. Holder means a beneficial owner of the bonds that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

Interest

        Payments to you of interest generally will not be subject to U.S. federal withholding tax, provided that:

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

  •
  you are not a controlled foreign corporation that is related to us actually or constructively through stock ownership;

  •
  you are not a bank receiving certain types of interest; and

  •
  we, or our paying agent, receive appropriate documentation, generally a completed IRS Form W-8BEN, establishing that you are not a U.S. person within the meaning of the Code.

        Interest that meets these requirements is referred to as "portfolio interest" and, in addition to generally not being subject to U.S. federal withholding tax, is also generally not subject to regular U.S. federal income tax unless the conditions of the following paragraph apply to you.

        The interest on the bonds will be taxed at regular U.S. federal net income tax rates and not be subject to U.S. withholding tax if: (i) the interest constitutes income that is effectively connected with the conduct by you of a U.S. trade or business, and (ii) if an income tax treaty applies, the interest is attributable to a U.S. permanent establishment or fixed base under the terms of such treaty ("U.S. trade or business income"), provided, in each case, that a proper certification is provided. In addition, if you are a foreign corporation, such income may also be subject to the "branch profits tax" at a rate of 30% (or lower applicable treaty rate). Interest that neither qualifies as portfolio interest nor constitutes U.S. trade or business income will be subject to U.S. withholding tax at the rate of 30%, unless such rate is reduced or eliminated by an applicable tax treaty and you provide the appropriate certification.

Sale or Other Taxable Disposition of the Bonds

        Gain realized by a you on the sale, redemption or other taxable disposition of a bond generally will not be subject to U.S. federal income or withholding tax, unless (i) such gain is effectively connected with the conduct by you of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base in the United States) or (ii) you are an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied.

        Gain recognized by a you upon a sale, redemption or other taxable disposition of a bond that is effectively connected with the conduct by you of a U.S. trade or business and, if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base, generally will be subject to U.S. federal income tax in the same manner as if the bond were held by a U.S. Holder. In addition, if you are a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or lower applicable treaty rate).

Information Reporting and Backup Withholding

        Payments of interest made by us on, or the proceeds of the sale or other disposition of, the bonds may be subject to information reporting and U.S. federal backup withholding tax, unless, in certain cases, the recipient of the payment supplies an accurate taxpayer identification number or otherwise complies with applicable U.S. information reporting or certification requirements. Backup withholding is not an additional tax, and any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, and you may qualify for a refund of any excess withheld amounts, provided that the required information is timely furnished to the IRS.

PERSONS CONSIDERING THE PURCHASE OF THE BONDS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF BONDS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS OR ANY APPLICABLE TAX TREATY.

 BENEFIT PLAN INVESTOR CONSIDERATIONS

        The bonds may be purchased and held by or with the assets of an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), an individual retirement account or other plan subject to Section 4975 of the Code or an employee benefit plan sponsored by a state or local government or otherwise subject to laws that include restrictions substantially similar to ERISA and Section 4975 of the Code (any such law, a "Similar Law"). A fiduciary of an employee benefit plan subject to ERISA, Section 4975 of the Code or any Similar Law must determine that the purchase and holding of the bonds are consistent with its fiduciary duties under ERISA, Section 4975 of the Code or any Similar Law. Such fiduciary, as well as any other prospective investor subject to ERISA, Section 4975 of the Code or any Similar Law, must also determine that its purchase and holding of the bonds does not result in a non-exempt prohibited transaction as defined in Section 406 of ERISA, Section 4975 of the Code or any Similar Law. Among other things, these sections prohibit the lending of money and other extensions of credit between an employee benefit plan or individual retirement account or annuity ("IRA") and a party in interest (as defined in ERISA) or disqualified person (as defined in the Code) with respect to such plan or IRA, unless such transaction is covered by an exemption. The bonds constitute an extension of credit by the purchaser to us. Accordingly, each purchaser and transferee of the bonds who is subject to ERISA, Section 4975 of the Code or a Similar Law will be deemed to have represented by its acquisition and holding of the bonds that its acquisition and holding of the bonds does not constitute or give rise to a non-exempt prohibited transaction under ERISA, Section 4975 of the Code or any Similar Law. Such purchaser or transferee should consult legal counsel before purchasing the bonds. Nothing herein shall be construed as a representation that an investment in the bonds would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, an employee benefit plan or IRA subject to ERISA, Section 4975 of the Code or a Similar Law.

UNDERWRITING

        We are selling the entire principal amount of the bonds to J.P. Morgan Securities LLC (the "Underwriter") pursuant to the terms of an underwriting agreement dated February 28, 2012.

        The underwriting agreement provides that the obligations of the underwriter to purchase the bonds included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriter is obligated to purchase all the bonds if it purchases any of the bonds.

        The Underwriter proposes to offer the bonds from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. In connection with the sale of the bonds, the Underwriter may be deemed to have received compensation from us in the form of underwriting discounts.

        The bonds are a new issue of securities with no established trading market. We have been advised by the underwriter that the underwriter intends to make a market in the bonds but is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of any trading market for the bonds.

        In connection with the offering of the bonds, the Underwriter may engage in transactions that maintain or otherwise affect the price of the bonds. Specifically, the Underwriter may overallot in connection with the offering of the bonds, creating a short position in the bonds for its own account. In addition, the Underwriter may bid for, and purchase, bonds in the open market to cover short positions. Finally, the Underwriter may reclaim selling concessions allowed for distributing the bonds in the offering, if the Underwriter repurchases previously distributed bonds in transactions to cover short positions. These activities may maintain or otherwise affect the market price of the bonds above independent market levels. The Underwriter is not required to engage in any of these activities and may end any of these activities at any time.

        We expect that delivery of the bonds will be made against payment therefor on or about the delivery date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of pricing of the bonds (this settlement cycle being referred to as T+5). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the bonds initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

        These activities by the underwriter, as well as other purchases by the underwriter for its own account, may stabilize, maintain or otherwise affect the market price of the bonds. As a result, the price of the bonds may be higher than the price that otherwise would exist in the open market. If these activities are commenced, they may be discontinued by the underwriter at any time. These transactions may be effected in the over-the-counter market or otherwise.

        We estimate that our total offering expenses will be approximately $300,000.

Conflicts of Interest

        The underwriter, together with its affiliates, is a full service financial institution engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory investment management, investment research, principal investment, hedging, financing and brokerage activities.

        In the ordinary course of its various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of us or our affiliates. The underwriter and its affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, the underwriter and its affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the bonds offered hereby. Any such short positions could adversely affect future trading prices of the bonds offered hereby. The underwriter and its affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

        The underwriter and its affiliates have performed commercial banking, investment banking and advisory services for us or our affiliates from time to time for which they have received customary fees and expenses. For example, affiliates of the underwriter act as agents and as lenders under our credit facilities, which we may repay from time to time with proceeds of the offering and for which they receive customary fees and expenses. The underwriter may, from time to time, engage in transactions with and perform services for us or our affiliates in the ordinary course of its business.

        We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriter may be required to make because of those liabilities.

Selling Restrictions

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that

Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of the bonds to the public in that Relevant Member State other than:

          (a)   to any legal entity which is a qualified investor as defined in the Prospectus Directive;

          (b)   to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or;

          (c)   in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of bonds shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of bonds to the public" in relation to any bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase the bonds, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

        This prospectus has been prepared on the basis that any offer of the bonds in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of bonds. Accordingly any person making or intending to make an offer in that Relevant Member State of the bonds may only do so in circumstances in which no obligation arises for us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive, in each case, in relation to such offer. The underwriter has not authorized, nor do we authorize, the making of any offer of bonds in circumstances in which an obligation arises for us or the underwriter to publish a prospectus for such offer.

        The underwriter has represented and agreed that:

          (a)   it has only communicated or caused to be communicated (and will only communicate or cause to be communicated) an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services & Market Act (the "FSMA")) received by it in connection with the issue or sale of the bonds in circumstances in which Section 21(1) of the FSMA does not apply to us; and

          (b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom.

 LEGAL MATTERS

        Certain legal matters with respect to the bonds we are offering will be passed upon for us by Mark C. Moench, General Counsel of PacifiCorp, and by Perkins Coie LLP, Portland, Oregon. Certain legal matters will be passed upon for the underwriter by Latham & Watkins LLP, New York, New York. Latham & Watkins LLP from time to time represents us or certain of our affiliates.

EXPERTS

        The consolidated financial statements incorporated in this prospectus supplement by reference from PacifiCorp's Annual Report on Form 10-K for the year ended December 31, 2011 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

PACIFICORP

FIRST MORTGAGE BONDS

        PacifiCorp, an Oregon corporation, may from time to time offer First Mortgage Bonds ("Additional Bonds" or "Securities") in one or more issuances or series at prices and on terms to be determined at the time of sale.

        We will provide specific terms of the Securities, including, as applicable, the amount offered, offering prices, interest rates, maturities and redemption or repurchase provisions, in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

        We may sell the Securities directly through agents designated from time to time or through underwriters or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. The "Plan of Distribution" section in this prospectus provides more information on this topic.

        This prospectus may not be used to consummate sales of Securities unless accompanied by a prospectus supplement relating to the Securities offered.

        Investing in our Securities involves risks. See the "Risk Factors" section beginning on page 2 of this prospectus for information on certain matters you should consider before buying our Securities.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 3, 2010.

        We have not authorized anyone to give you any information other than this prospectus and any supplements to this prospectus. You should not assume that the information contained in this prospectus, any prospectus supplement, any document incorporated by reference in this prospectus or any free writing prospectuses is accurate as of any date other than the date mentioned on the cover page of those documents. Our business, financial condition and results of operations may have changed since that date. We are not offering to sell the Securities and we are not soliciting offers to buy the Securities in any jurisdiction in which offers are not permitted.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that PacifiCorp filed with the Securities and Exchange Commission (the "SEC") using the "shelf" registration process. Under this shelf registration process, we may from time to time sell the Securities described in this prospectus in one or more offerings. This prospectus provides a general description of the Securities. Each time we sell Securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include or incorporate by reference a detailed and current discussion of any risk factors and will discuss any special considerations applicable to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under "Where You Can Find More Information." If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information contained in that prospectus supplement.

        Unless otherwise indicated or unless the context otherwise requires, in this prospectus, the words "PacifiCorp," "Company," "we," "our" and "us" refer to PacifiCorp, an Oregon corporation, and its subsidiaries.

        For more detailed information about the Securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement. See "Where You Can Find More Information."

FORWARD-LOOKING STATEMENTS

        This prospectus, any accompanying prospectus supplement and the additional information described under the heading "Where You Can Find More Information" may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are "forward-looking statements" for purposes of these provisions. Examples include discussions as to our expectations, beliefs, plans, goals, objectives and future financial or other performance or assumptions concerning matters discussed, including through incorporation by reference, in this prospectus. This information, by its nature, involves estimates, projections, forecasts, risks and uncertainties that could cause actual results or outcomes to differ substantially from those expressed in the forward-looking statements found in this prospectus and the documents incorporated by reference in this prospectus.

        Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our ability to control. We have identified a number of these factors in our filings with the SEC, including the Form 10-K, the Forms 10-Q and the Forms 8-K incorporated by reference in this prospectus, and we refer you to those reports for further information.

        Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made. The forward-looking statements in this prospectus and the documents incorporated by reference in this prospectus are qualified in their entirety by the preceding cautionary statements.

 THE COMPANY

        We are a regulated electricity company serving retail customers, including residential, commercial, industrial and other customers in portions of the states of Utah, Oregon, Wyoming, Washington, Idaho and California. We own, or have interests in, a number of thermal, hydroelectric, wind-powered and geothermal generating facilities, as well as electric transmission and distribution assets. We also buy and sell electricity on the wholesale market with public and private utilities, energy marketing companies and incorporated municipalities. We are subject to comprehensive state and federal regulation and the regulatory commission in each state approves rates for retail electric sales within that state.

        We are an indirect subsidiary of MidAmerican Energy Holdings Company ("MEHC"), a holding company based in Des Moines, Iowa that owns subsidiaries principally engaged in energy businesses. MEHC is a consolidated subsidiary of Berkshire Hathaway Inc.

        Our principal executive offices are located at 825 N.E. Multnomah, Suite 2000, Portland, Oregon 97232 and our telephone number is (503) 813-5000. We were initially incorporated in 1910 under the laws of the state of Maine under the name Pacific Power & Light Company. In 1984, Pacific Power & Light Company changed its name to PacifiCorp. In 1989, we merged with Utah Power and Light Company, a Utah corporation, in a transaction wherein both corporations merged into a newly formed Oregon corporation. The resulting Oregon corporation was re-named PacifiCorp, which is the operating entity today.

        For additional information concerning our business and affairs, including our capital requirements and external financing arrangements, and pending legal and regulatory proceedings, including descriptions of those laws and regulations to which we are subject, prospective purchasers should refer to the documents incorporated by reference into this prospectus as described in the section entitled "Where You Can Find More Information".

RISK FACTORS

        Investing in our Securities involves risk. Before purchasing any Securities we offer, you should carefully consider the risk factors described in our periodic reports filed with the SEC and the following risk factors related to the Securities, as well as the other information contained in this prospectus, any prospectus supplement and the information incorporated by reference herein in order to evaluate an investment in our Securities. See "Forward-Looking Statements" and "Where You Can Find More Information" in this prospectus. Additional risks and uncertainties that are not yet identified or that we currently believe are immaterial may also materially harm our business, operating results and financial condition and could result in a loss on your investment.

We have not appraised the collateral subject to the mortgage securing our Additional Bonds ("Mortgage") and, if there is a default or a foreclosure sale, the value of the collateral may not be sufficient to repay the holders of any Additional Bonds.

        We have not made any formal appraisal of the value of the collateral subject to the Mortgage, which will secure any Additional Bonds. The value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers, the timing of the sale of the collateral and other factors. We cannot assure you that the proceeds from a sale of all of the collateral would be sufficient to satisfy the amounts outstanding under the Additional Bonds and our other first mortgage bonds secured by the same collateral or that such payments would be made in a timely manner. If the proceeds were not sufficient to repay amounts outstanding under the Additional Bonds, then holders of the Additional Bonds, to the extent not repaid from the proceeds of the sale of the collateral, would only have an unsecured claim against our remaining assets.

There is no existing market for the Securities, and we cannot assure you that an active trading market for the Securities will develop.

        We do not intend to apply for listing of the Securities on any securities exchange or automated quotation system. There can be no assurance as to the liquidity of any market that may develop for the Securities. Accordingly, the ability of holders to sell the Securities that they hold or the price at which holders will be able to sell the Securities may be limited. Future trading prices of the Securities will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities.

        We do not know whether an active trading market will develop for the Securities. To the extent that an active trading market does develop, the price at which a holder may be able to sell the Securities that it holds, if at all, may be less than the price paid for them. Consequently, a holder may not be able to liquidate its investment readily, and the Securities may not be readily accepted as collateral for loans.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

	Years Ended December 31,
Nine-Month Period Ended September 30, 2010				Nine-Month Period Ended December 31, 2006	Year Ended March 31, 2006
	2009	2008	2007
3.1x	2.9x	3.0x	3.0x	2.1x	2.9x

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement filed with the SEC. The registration statement contains additional information and exhibits not included in this prospectus and refers to documents that are filed as exhibits to other SEC filings. We file annual, quarterly and special reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference rooms. Our SEC filings are also available through the Financial Information section of our website at www.pacificorp.com. The information found on our website, other than any of our SEC filings that are incorporated by reference herein, is not part of this prospectus.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update or supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (but only to the extent the information therein is filed and not furnished) until all of the securities covered by this prospectus have been sold:

  •
  Annual Report on Form 10-K for the year ended December 31, 2009.

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010.

  •
  Current Report on Form 8-K filed January 20, 2010.

        You may request a copy of these filings (other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein), at no cost, by writing or telephoning us at the following address:

  PacifiCorp
  825 N.E. Multnomah, Suite 1900
  Portland, Oregon 97232-4116
  Telephone: (503) 813-5000
  Attention: Treasury

        You should rely only on the information contained in, or incorporated by reference in, this prospectus and the prospectus supplement. We have not, and any underwriters, agents or dealers have not, authorized anyone else to provide you with different information. We are not, and any underwriters, agents or dealers are not, making an offer of these Securities in any state where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and the prospectus supplement is accurate as of any date other than the date on the front of the prospectus supplement or that the information incorporated by reference in this prospectus is accurate as of any date other than the date on the front of those documents.

 USE OF PROCEEDS

        Unless otherwise indicated in a prospectus supplement, the net proceeds to be received by us from the issuance and sale of the Securities will initially become part of our general funds and will be used for capital expenditures or utility asset purchases, to repay all or a portion of our short-term borrowings and for general corporate purposes, including repayment of long-term debt.

DESCRIPTION OF ADDITIONAL BONDS

General

        Additional Bonds may be issued from time to time under our Mortgage and Deed of Trust, dated as of January 9, 1989, as amended and supplemented (the "Mortgage"), with The Bank of New York Mellon Trust Company, N.A. (as successor trustee to JPMorgan Chase Bank, N.A.) (the "Mortgage Trustee"). The following summary is subject to the provisions of and is qualified by reference to the Mortgage, a copy of which is an exhibit to the Registration Statement. Whenever particular provisions or defined terms in the Mortgage are referred to herein, those provisions or defined terms are incorporated by reference herein. Section and Article references used below are references to provisions of the Mortgage unless otherwise noted. When we refer to "bonds," we refer to all first mortgage bonds issued under the Mortgage, including the Additional Bonds.

        We expect to issue Additional Bonds in the form of fully registered bonds and, except as may be set forth in any prospectus supplement relating to those Additional Bonds, in denominations of $1,000 and any multiple thereof. They may be transferred without charge, other than for applicable taxes or other governmental charges, at the offices of the Mortgage Trustee, New York, New York. Any Additional Bonds issued will be equally and ratably secured with all other bonds issued under the Mortgage. See "Book-Entry Issuance."

Maturity and Interest Payments

        The prospectus supplement relating to any Additional Bonds will set forth the date or dates on which those Additional Bonds will mature, the rate or rates per annum at which those Additional Bonds will bear interest and the times at which any interest will be payable. Those terms, as well as other terms and conditions of the Additional Bonds, including those related to redemption and purchase referred to under "Redemption or Purchase of Additional Bonds" below, will be established by resolution of our Board of Directors at the time we issue the Additional Bonds.

Redemption or Purchase of Additional Bonds

        The Additional Bonds may be redeemable, in whole or in part, on not less than 30 days' notice either at our option or as required by the Mortgage or may be subject to repurchase at the option of the holder.

        The prospectus supplement relating to any Additional Bonds will set forth the redemption or repurchase terms and other specific terms of those Additional Bonds.

        If, at the time notice of redemption is given, the redemption amount is not held by the Mortgage Trustee, the redemption may be made subject to the receipt of the redemption amount by the Mortgage Trustee on or before the date fixed for redemption. A redemption notice will be of no effect unless the redemption amount is received.

        The Mortgage, as described below, contains provisions for the maintenance of the Mortgaged and Pledged Property. There is no sinking or analogous fund in the Mortgage.

        Cash deposited under any provisions of the Mortgage may be applied (with specific exceptions) to the redemption or repurchase of bonds of any series. (Section 7.03, Article XII and Section 13.06)

Security and Priority

        The Additional Bonds will be issued under the Mortgage and secured by a first mortgage lien on certain utility property owned from time to time by us and/or by Class "A" Bonds, if any, held by the Mortgage Trustee.

        There are excepted from the Mortgage all cash and securities (except those specifically deposited); equipment, materials or supplies held for sale or other disposition; any fuel and similar consumable materials and supplies; automobiles, other vehicles, aircraft and vessels; timber, minerals, mineral rights and royalties; receivables, contracts, leases and operating agreements; electric energy, gas, water, steam and other products for sale, distribution or other use; natural gas wells; gas transportation lines or other property used in the sale of natural gas to customers or to a natural gas distribution or pipeline company, up to the point of connection with any distribution system; our interest in the Wyodak Facility; and all properties that have been released from the discharged Mortgages and Deeds of Trust, as supplemented, of Pacific Power & Light Company and Utah Power & Light Company and that PacifiCorp, a Maine corporation, or Utah Power & Light Company, a Utah corporation, contracted to dispose of, but title to which had not passed at the date of the Mortgage. The lien of the Mortgage is also subject to Excepted Encumbrances, including tax and construction liens, purchase money liens and other specific exceptions. We have reserved the right, without any consent or other action by holders of bonds of the Ninth Series or any subsequently created series of bonds, to amend the Mortgage in order to except from the lien of the Mortgage allowances allocated to steam-electric generating plants owned by us, or in which we have interests, pursuant to Title IV of the Clean Air Act Amendments of 1990, as now in effect or as hereafter supplemented or amended.

        The Mortgage contains provisions subjecting after-acquired property to the mortgage lien thereof. These provisions may be limited, at our option, in the case of consolidation or merger (whether or not we are the surviving corporation), conveyance or transfer of all or substantially all of the utility property of another electric utility company to us or sale of substantially all of our assets. (Section 18.03) In addition, after-acquired property may be subject to a Class "A" Mortgage, purchase money mortgages and other liens or defects in title.

        The Mortgage provides that the Mortgage Trustee shall have a lien on the mortgaged property, prior to the holders of bonds, for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (Section 19.09)

Issuance of Additional Bonds

        The maximum principal amount of bonds that may be issued under the Mortgage is unlimited. Bonds of any series may be issued from time to time on the basis of:

  (1)
  70% of qualified Property Additions after adjustments to offset retirements;

  (2)
  Class "A" Bonds (which need not bear interest) delivered to the Mortgage Trustee;

  (3)
  retirement of bonds or certain prior lien bonds; and/or

  (4)
  deposits of cash.

        With certain exceptions in the case of clauses (2) and (3) above, the issuance of bonds is subject to our Adjusted Net Earnings for 12 consecutive months out of the preceding 15 months, before interest expense and income taxes, being at least twice the Annual Interest Requirements on all outstanding bonds issued under the Mortgage, all outstanding Class "A" Bonds held other than by the Mortgage Trustee or by us, all other indebtedness secured by a lien prior to the lien of the Mortgage and all bonds then applied for in pending bond issuance applications under the Mortgage. In general, interest on variable interest bonds, if any, is calculated using the rate then in effect. (Section 1.07 and Articles IV through VII)

        Property Additions generally include electric, gas, steam and/or hot water utility property but not fuel, securities, automobiles, other vehicles or aircraft, or property used principally for the production or gathering of natural gas. (Section 1.04)

        The issuance of bonds on the basis of Property Additions subject to prior liens is restricted. Bonds may, however, be issued against the deposit of Class "A" Bonds. (Sections 1.04 through 1.06 and Articles IV and V)

Release and Substitution of Property

        Property subject to the Mortgage may be released on the basis of:

  (1)
  the release of that property from a Class "A" Mortgage;

  (2)
  the deposit of cash or, to a limited extent, purchase money mortgages;

  (3)
  Property Additions, after making adjustments for certain prior lien bonds outstanding against Property Additions; and/or

  (4)
  a waiver of the right to issue bonds on the basis of the released property.

        Funded Cash, as defined in Section 1.05 of the Mortgage, may be withdrawn upon the bases stated in (1), (3) and (4) above. Property that does not constitute Funded Property, as defined in Section 1.05 of the Mortgage, may be released without substituting other Funded Property. Similar provisions are in effect as to cash proceeds from such property. The Mortgage contains special provisions with respect to certain prior lien bonds deposited and disposition of moneys received on deposited prior lien bonds. (Sections 1.05, 7.02, 9.05, 10.01 through 10.04 and 13.03 through 13.09)

Merger or Consolidation

        The Mortgage provides that in the event of the merger or consolidation of another company with or into us or the conveyance or transfer to us by another company of all or substantially all of that company's property that is of the same character as Property Additions, as defined in the Mortgage, an existing mortgage constituting a first lien on operating properties of that other company may be designated by us as a Class "A" Mortgage. (Section 11.06) Bonds thereafter issued pursuant to the additional mortgage would be Class "A" Bonds and could provide the basis for the issuance of bonds under the Mortgage.

Certain Covenants

        The Mortgage contains a number of covenants by us for the benefit of the holders of the bonds, including provisions requiring us to maintain the mortgaged property as an operating system or systems capable of engaging in all or any of the generating, transmission, distribution or other utility businesses described in the Mortgage. (Article IX)

Dividend Restrictions

        The Mortgage provides that we may not declare or pay dividends (other than dividends payable solely in shares of our common stock) on any shares of our common stock if, after giving effect to the declaration or payment, we would not be able to pay our debts as they become due in the usual course of business. (Section 9.07) The notes to our audited consolidated financial statements included in our Report on Form 10-K incorporated by reference herein contain information relating to other restrictions.

Foreign Currency Denominated Bonds

        The Mortgage authorizes the issuance of bonds denominated in foreign currencies, provided that we deposit with the Mortgage Trustee a currency exchange agreement with an entity having, at the time of the deposit, a financial rating at least as high as our financial rating that, in the opinion of an independent expert, gives us at least as much protection against currency exchange fluctuation as is usually obtained by similarly situated borrowers. (Section 2.03) We believe that this type of currency exchange agreement will provide effective protection against currency exchange fluctuations. However, if the other party to the exchange agreement defaults and the foreign currency is valued higher at the date of maturity than at the date of issuance of the relevant bonds, holders of those bonds would have a claim on our assets that is greater than the claim to which holders of dollar-denominated bonds issued at the same time would be entitled.

The Mortgage Trustee

        The Bank of New York Mellon Trust Company, N.A. or its affiliates may act as a lender, trustee or agent under other agreements and indentures involving us and our affiliates.

Modification

        The rights of bondholders may be modified with the consent of holders of at least 60% of the bonds, or, if not all series of bonds are adversely affected, the consent of the holders of at least 60% of the series of bonds adversely affected. In general, no modification of the terms of payment of principal, premium, if any, or interest and no modification affecting the lien or reducing the percentage required for modification is effective against any bondholder without the consent of the holder. (Section 21.07)

        Unless we are in default in the payment of the interest on any bonds then Outstanding under the Mortgage or there is a Default under the Mortgage, the Mortgage Trustee generally is required to vote Class "A" bonds held by it with respect to any amendment of the applicable Class "A" Mortgage proportionately with the vote of the holders of all Class "A" Bonds then actually voting. (Section 11.03)

Defaults and Notice Thereof

        "Defaults" are defined in the Mortgage as:

  (1)
  default in payment of principal;

  (2)
  default for 60 days in payment of interest or an installment of any fund required to be applied to the purchase or redemption of any bonds;

  (3)
  default in payment of principal or interest with respect to certain prior lien bonds;

  (4)
  certain events in bankruptcy, insolvency or reorganization;

  (5)
  default in other covenants for 90 days after notice; or

  (6)
  the existence of any default under a Class "A" Mortgage that permits the declaration of the principal of all the bonds secured by the Class "A" Mortgage and the interest accrued thereupon due and payable. (Section 15.01)

        An effective default under any Class "A" Mortgage or under the Mortgage will result in an effective default under all those mortgages. The Mortgage Trustee may withhold notice of default (except in payment of principal, interest or funds for retirement of bonds) if it determines that it is not detrimental to the interests of the bondholders. (Section 15.02)

        The Mortgage Trustee or the holders of 25% of the bonds may declare the principal and interest due and payable on Default, but a majority may annul the declaration if the Default has been cured.

(Section 15.03) No holder of bonds may enforce the lien of the Mortgage unless the Mortgage Trustee is given written notice of a Default and the Mortgage Trustee fails to act after the holders of 25% of the bonds have requested in writing the Mortgage Trustee to act, offered it reasonable opportunity to act and offered an indemnity satisfactory to it against the costs, expenses and liabilities that may be incurred when enforcing the lien. (Section 15.16) The holders of a majority of the bonds may direct the time, method and place of conducting any proceedings for any remedy available to the Mortgage Trustee or exercising any trust or power conferred on the Mortgage Trustee. (Section 15.07) The Mortgage Trustee is not required to risk its funds or incur personal liability if there is reasonable ground for believing that repayment is not reasonably assured. (Section 19.08)

Defeasance

        Under the terms of the Mortgage, we will be discharged from any and all obligations under the Mortgage in respect of the bonds of any series if we deposit with the Mortgage Trustee, in trust, moneys or government obligations, in an amount sufficient to pay all the principal of, premium (if any) and interest on, the bonds of those series or portions thereof, on the redemption date or maturity date thereof, as the case may be. The Mortgage Trustee need not accept the deposit unless it is accompanied by an opinion of counsel to the effect that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or, (b) since the date of the Mortgage, there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon the opinion of counsel shall confirm that, the holders of the bonds or the right of payment of interest thereon (as the case may be) will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, and/or ensuing discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if the deposit, and/or discharge had not occurred. (Section 20.02)

        Upon the deposit, our obligation to pay the principal of (and premium, if any) and interest on those bonds shall cease, terminate and be completely discharged and the holders of such bonds shall thereafter be entitled to receive payment solely from the funds deposited. (Section 20.02)

BOOK-ENTRY ISSUANCE

        Except as set forth below, the Additional Bonds will be issued in registered global form without interest coupons. Unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company ("DTC") in New York, New York, will act as securities depositary for each series of the Additional Bonds. The Additional Bonds will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC, in each case for the credit to an account of a direct or indirect participant in DTC, as described below.

        Transfers of beneficial interests in the Additional Bonds will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of the Euroclear System ("Euroclear") and Clearstream Banking, S.A. ("Clearstream")), which may change from time to time.

        The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by it. We take no responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.

        DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised us that, pursuant to procedures established by it:

  (1)
  upon deposit of the Additional Bonds, DTC will credit the accounts of the Participants designated by the underwriters with portions of the principal amount of the Additional Bonds; and

  (2)
  ownership of these interests in the Additional Bonds will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Additional Bonds).

Investors in the Additional Bonds who are Participants may hold their interests therein directly through DTC. Investors in the Additional Bonds who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in the Additional Bonds, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in Additional Bonds to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in an Additional Bond to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of an interest in the Additional Bonds will not have bonds registered in their names, will not receive physical delivery of certificated Additional Bonds and will not be considered the registered owners or "Holders" thereof under any supplemental indenture to the Mortgage for any purpose.

        We may decide to discontinue use of the system of book-entry only transfers through DTC or any successor depositary. In that event, Additional Bond certificates will be printed and delivered to DTC.

        Payments in respect of the principal of, and interest and premium, if any, on an Additional Bond registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder. Under the terms of any supplemental indenture to the Mortgage, the Company and the Mortgage Trustee will treat the persons in whose names the Additional Bonds are registered as the owners of the Additional Bonds for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Mortgage Trustee nor any agent of ours or of the Mortgage Trustee has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to, or payments made on account of, beneficial ownership interests in the Additional Bonds or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Additional Bonds; or

  (2)
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, at the due date of any payment in respect of securities such as the Additional Bonds, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the bonds as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of bonds will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Mortgage Trustee or us. Neither we nor the Mortgage Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Additional Bonds, and the Company and the Mortgage Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Subject to compliance with any transfer restrictions specified herein and in the applicable prospectus supplement, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Additional Bond in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC.

Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised us that it will take any action permitted to be taken by a holder of any Additional Bond only at the direction of one or more Participants to whose account DTC has credited the interests in the Additional Bond and only in respect of such portion of the aggregate principal amount of the Additional Bond as to which such Participant or Participants has or have given such direction.

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Additional Bonds among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Mortgage Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

        Any redemption notices will be sent to Cede & Co. as the registered holder of the Additional Bonds. If less than all of the Additional Bonds are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue.

        Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Additional Bonds unless authorized by a direct Participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an omnibus proxy (the "Omnibus Proxy") to the Mortgage Trustee after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct Participants to whose accounts those Additional Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

PLAN OF DISTRIBUTION

        We may sell the Securities through underwriters, dealers or agents, or directly to one or more purchasers. The prospectus supplement with respect to the Securities being offered will set forth the specific terms of the offering of those Securities, including the name or names of any underwriters, dealers or agents, the purchase price of those Securities and the proceeds to us from the sale, any underwriting discounts, agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        If we use underwriters to sell Securities, we will enter into an underwriting agreement with the underwriters. Those Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, at a fixed public offering price, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The underwriter or underwriters with respect to a particular underwritten offering of Securities will be named in the prospectus supplement relating to that offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of the prospectus supplement. Any underwriting compensation paid by us to the underwriters or agents in connection with an offering of Securities, and any discounts, concessions or commissions allowed by underwriters to dealers, will be set forth in the applicable prospectus supplement to the extent required by applicable law. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the Securities will be subject to specific conditions, and the underwriters will be obligated to purchase all of the offered Securities if any are purchased.

        If a dealer is used in the sale of any Securities, we will sell those Securities to the dealer, as principal. The dealer may then resell the Securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer involved in a particular offering of Securities and any discounts or concessions allowed or reallowed or paid to the dealer will be set forth in the prospectus supplement relating to that offering.

        The Securities may be sold directly by us or through agents designated by us from time to time. We will describe the terms of any direct sales in a prospectus supplement. Any agent, who may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), involved in the offer or sale of any of the Securities will be named, and any commissions payable by us to the agent will be set forth, in the prospectus supplement relating to that offer or sale. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment.

        In connection with a particular underwritten offering of Securities, and in compliance with applicable law, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the classes or series of Securities offered, including stabilizing transactions and syndicate covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Securities, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time. A description of these activities, if any, will be set forth in the prospectus supplement relating to that offering.

        Underwriters, dealers or agents and their associates may be customers of, engage in transactions with or perform services for us and our affiliates in the ordinary course of business.

        We will indicate in a prospectus supplement the extent to which we anticipate that a secondary market for the Securities will be available. Unless we inform you otherwise in a prospectus supplement, we do not intend to apply for the listing of any series of the Securities on a national securities exchange. If the Securities of any series are sold to or through underwriters, the underwriters may make a market in such Securities, as permitted by applicable laws and regulations. No underwriter would be obligated, however, to make a market in the Securities, and any market-making could be discontinued at any time at the sole discretion of the underwriters. Accordingly, we cannot assure you as to the liquidity of, or trading markets for, the Securities of any series.

        Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be "underwriters" within the meaning of, and any discounts and commissions received by them and any profit realized by them on resale of those Securities may be deemed to be underwriting discounts and commissions under, the Securities Act. Subject to some conditions, we may agree to indemnify the several underwriters, dealers or agents and their controlling persons against specific civil liabilities, including liabilities under the Securities Act, or to contribute to payments that person may be required to make in respect thereof.

        During such time as we may be engaged in a distribution of the securities covered by this prospectus we are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes us, any affiliated purchasers and any broker-dealer or other person who participates in such distributing from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our securities.

LEGAL MATTERS

        The validity of the Securities will be passed upon for us by Perkins Coie LLP, counsel to the Company, 1120 N.W. Couch Street, Tenth Floor, Portland, Oregon 97209.

EXPERTS

        The consolidated financial statements incorporated in this Prospectus by reference from PacifiCorp's Annual Report on Form 10-K for the year ended December 31, 2009, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        With respect to the unaudited interim consolidated financial information of PacifiCorp for the periods ended March 31, 2010 and 2009, June 30, 2010 and 2009 and September 30, 2010 and 2009, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in PacifiCorp's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010, June 30, 2010 and September 30, 2010 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim consolidated financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

$100,000,000 First Mortgage Bonds

2.95% Series Due 2022

PROSPECTUS SUPPLEMENT

February 28, 2012

J.P. Morgan